THESTREET.COM REPORTS 30% YEAR-OVER-YEAR REVENUE GROWTH
Year-to-Date Revenue Growth of 37%

NEW YORK, October 21, 2004—TheStreet.com, Inc. (Nasdaq: TSCM), a leading provider of independent research, financial commentary, analysis and news, today announced its financial results for the third quarter 2004, which includes a 30% year-over-year net revenue increase and profitability in the Company's electronic publishing segment.

Third Quarter 2004 Results

•	Net revenue was $8.7 million in the third quarter 2004, a 30% improvement over the same period last year and a 5% reduction from the second quarter.
•	The Company's electronic publishing segment recorded net revenue of $7.7 million, a 21% increase over the same period last year and a 3% decrease from last quarter.

•	Independent Research Group LLC (IRG), the Company's securities research & brokerage segment, recorded net revenue of $1.0 million, a $0.7 million increase over the same period last year and a decrease of $0.2 million from the second quarter.
•	Deferred revenue was $8.0 million, a 16% year-over-year increase and down 7% from last quarter. This represents subscription bookings that will be recognized as revenue in future quarters.

•	The Company ended the quarter with a cash balance of $31 million, a 9% improvement over the same period last year and a 0.4% improvement from the second quarter.

•	Net loss was ($1.2) million, or ($0.05) per share. The Company took a one-time, non-cash lease termination charge of $0.4 million related to the exit of its office space at Two Rector Street. Without this charge, net loss would have been ($0.8) million.
•	The Company's electronic publishing segment recorded net income in the third quarter was $0.4 million. Without the one-time lease termination charge, net income would have been $0.8 million.

•	Independent Research Group recorded a net loss in the third quarter of ($1.7) million.
•	Total cash flow was $122,000, a $203,000 reduction over the same period last year and an $810,000 reduction from last quarter.

•	The average annual revenue per subscriber was $311 in the third quarter. This is a 5% increase over the same period last year and a 3% increase from last quarter.

“While we are pleased with our year-over-year results, we certainly saw that investor concerns about the economy, as evidenced by the lowest level of NYSE trading volume in almost three years, contributed to the challenges we faced during the third quarter,” said Thomas J. Clarke Jr., chairman and CEO of TheStreet.com. “We remain confident that the investments we have made in our businesses and the strategic direction we have chosen will produce the desired results. Our year-to-date revenue growth of 37% over the same period last year, and a 30% reduction in our net loss, confirms that our long-term strategic direction is sound.”

Revenue Streams

Electronic Publishing Segment

•	Subscription revenue for the third quarter 2004 rose to $5.7 million, 19% higher than the same period last year and a 1% increase from the previous quarter. This marks the Company's fourteenth consecutive quarter of subscription revenue growth.

•	Advertising revenue was $1.7 million for the third quarter 2004, a 37% increase over the same quarter a year ago and an expected seasonal reduction of 12% from last quarter.

•	Subscription bookings for the third quarter totaled $5.2 million, an increase of 6% over the same period a year ago and a reduction of 16% from the previous quarter.

Securities Research and Brokerage Segment (IRG)

•	Commission revenue for the quarter was $1.0 million, up $0.7 million from the same period a year ago and down $0.2 million from last quarter. Similar to the rest of the industry, IRG endured the lowest level of NYSE trading volume in almost three years, which accounted for some of the revenue pressure it saw in the quarter.

“The Company's overall 30% revenue growth year-over-year demonstrates the success of our longer term strategic initiatives,” said Lisa A. Mogensen, chief financial officer of TheStreet.com. “We continued to invest in some of these key growth initiatives during the quarter in each of our business segments and we remain committed to our long-term objective of positioning the Company for continued growth this year and beyond.”

Operating Expenses

•	Total operating expenses were $10.0 million in the third quarter, an increase of 31% over the same period last year and up 7% from last quarter. Without the one-time lease termination charge, total expenses would have been $9.6 million, an increase of 26% over the same period last year and up 3% from last quarter.

•	The expenses at the electronic publishing segment were up $919,000, or 14%, over the same period last year and up $626,000, or 9%, from the second quarter. Excluding the one-time lease termination charge, expenses would have been up $526,000 or 8% over the same period last year and up $233,000 or 3% from the second quarter.

•	The expenses at IRG were up $1.5 million, or 127%, over the same period last year and up $19,000, or 1%, from the second quarter.

Business Highlights

      Electronic Publishing Segment

•	The Company partnered with FOLIOfn, Inc., to create “TheStreet.com Folios.” This new investing option combines the financial expertise of TheStreet.com subscription services with FOLIOfn's fractional shares investing and portfolio management technology. By integrating TheStreet.com subscriptions with FOLIOfn technology, the Company has created a way for its subscribers to closely mimic their portfolios with the investments of its subscription services, even with small levels of investments. The program initially launched with the “Action Alerts PLUS Folio.” Other subscription products using TheStreet.com model portfolios are expected to be integrated with FOLIOfn technology in the near future.

•	In line with the Company's mission to give investors the education and recommendations needed to effectively manage their investments, the Company recently sponsored a “Financial Fair” with its radio partner WOR Radio710AM. The event was designed to help self-directed investors plan their financial futures. TheStreet.com also presented an “Active Trading & Risk Management Seminar” with the Stock Market Education Corp. in California. This seminar provided active stock market participants with strategies for maximizing profits and minimizing losses.

•	The Company continues to be a destination site for financial advertisers. Additionally, the Company is seeing an increased demand from advertisers outside the financial category, with travel, auto and luxury good makers coming on board.

      Securities Research and Brokerage Segment (IRG)

•	IRG established an “Institutional Marketing” group to provide its institutional clients with high-level access to industry experts and management teams of companies the firm covers. Events during the quarter included one-on-one meetings, conference calls and management presentations.

•	IRG will present its first institutional investor conference, the “T.V. On-Demand Summit” on November 1 in New York City. The event will feature a keynote address from Comcast Chairman & CEO Brian Roberts and investor presentations and panel discussions by leading cable operators and equipment vendors on the critical issues affecting the growth of on-demand television. This event is open to institutional clients of IRG.

TheStreet.com will conduct a conference call today, October 21, 2004 at 11:00 a.m. EST to discuss these results. The Company welcomes all interested parties to listen to the web cast of its call at http://www.thestreet.com/earnings

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading provider of independent research, financial commentary, analysis and news. Founded in 1996, the Company completed its initial public offering in May 1999. On the Internet, its premium, subscription-based website, “RealMoney.com” is accompanied by the professionally oriented subscription sites, “Street Insight,” “RealMoney Pro Advisor,” and the free, flagship site, “TheStreet.com.” The Company also produces a suite of subscription services for use by professionals and self-directed investors, each designed to help a specific segment of the investing public make better-informed investing and trading decisions. TheStreet.com's wholly-owned subsidiary, Independent Research Group LLC (IRG), develops independent research and services focused exclusively on meeting the performance needs of hedge funds and money managers. IRG's proprietary equity research provides in-depth, action-oriented investment ideas from its in-house, top-tier industry analysts, without the conflicts created by investment banking, underwriting and proprietary trading.

“Cash flow,” as used in this news release, means the increase in the Company's cash, investments and restricted cash from the prior period. TheStreet.com believes that this non-GAAP financial measure is an important indicator of the Company's financial results because it focuses on the creation, or lack thereof, of cash driven by operating manager's performance. This measure is used by our chief operating decision maker to make decisions about resource allocations within the Company and to assess overall performance, and is among the primary measures used by management for planning and forecasting of future periods. Furthermore, this measure is one of several components of incentive compensation targets for certain management personnel and other significant employees. Since TheStreet.com has historically reported this non-GAAP result to the investment community, the Company believes the inclusion of this non-GAAP financial measure provides consistency in our financial reporting. The Company further believes that the use of the term “cash flow” allows investors to view financial performance in a manner similar to the method used by the Company's management, which helps improve their ability to understand the Company's operating performance.

	For the Quarter Ended $ in Millions
	Sept. 30, 2004	June 30, 2004	Sept. 30, 2003

Total cash flow	$0.1	$0.9	$0.3
Increase in restricted cash	—	(0.4)	—
Decrease (increase) in short term investments	—	—	(2.0)

Change in cash and cash equivalents	$0.1	$0.5	$(1.7)

Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company's SEC filings), which could cause actual results to differ.

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Contact: Wendy Tullo, TheStreet.com, 212-321-5493, wendy.tullo@thestreet.com

THESTREET.COM, INC.
BALANCE SHEETS
($ in thousands)

	September 30, 2004	December 31, 2003

ASSETS
Current Assets:
Cash, restricted cash and short-term investments	$28,679	$26,558
Accounts receivable—net	1,589	1,638
Other receivables	92	417
Prepaid expenses and other current assets	1,343	1,304

Total current assets	31,703	29,917
Property and equipment—net	2,589	2,553
Other assets	88	343
Goodwill and intangibles—net	2,484	2,484
Restricted cash	2,305	1,900

Total assets	$39,169	$37,197

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$6,144	$3,932
Deferred revenue	8,018	6,839
Note payable	95	90
Other current liabilities	175	72

Total current liabilities	14,432	10,933
Note payable	150	221
Other liabilities	41	56

Total liabilities	14,623	11,210

Stockholders' Equity:
Stockholders' equity	24,546	25,987

Total liabilities and stockholders' equity	$39,169	$37,197

Note: The Company has pledged certain cash amounts as security deposits for operating leases. Accordingly, a portion of this cash is now classified as a noncurrent asset, and our cash is classified in two places on the above balance sheet.
Cash, restricted cash, and short-term investments	$28,679	$26,558
Restricted cash	2,305	1,900

Total cash, current and noncurrent restricted cash and short-term investments	$30,984	$28,458

THESTREET.COM, INC.
STATEMENTS OF OPERATIONS
($ in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003

Net revenue:
Subscription	$5,743	$4,827	$16,840	$13,449
Advertising	1,676	1,222	5,019	3,899
Commission	969	313	2,955	480
Other	281	304	918	888

Total net revenue	8,669	6,666	25,732	18,716

Operating expense:
Cost of services	3,914	3,483	11,997	10,476
Sales and marketing	2,920	1,856	9,116	5,209
General and administrative	2,573	1,763	6,791	5,379
Depreciation and amortization	190	465	598	1,838
One-time lease termination costs	393	—	393	—
Noncash compensation	—	33	—	304

Total operating expense	9,990	7,600	28,895	23,206

Interest income, net	100	69	244	296

Net loss	$(1,221)	$(865)	$(2,919)	$(4,194)

Net loss per share—basic and diluted:	$(0.05)	$(0.04)	$(0.12)	$(0.18)

Weighted average basic and diluted shares outstanding	24,633	23,947	24,481	23,818